UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntsman International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10003 Woodloch Forest Drive
The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(281) 719-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Share and Asset Purchase Agreement

As previously reported on our current report on Form 8-K filed on August 3, 2016, Huntsman Investments (Netherlands) BV (“HIBV”), a wholly-owned subsidiary of Huntsman Corporation (the “Company”), entered into an Exclusivity and Put Option Agreement, dated July 29, 2016, (the “Put Option Agreement”) with Innospec International LTD (“Innospec”), a wholly-owned subsidiary of Innospec Inc. The Put Option Agreement, together with a Share and Asset Purchase Agreement in an agreed form and attached thereto as an exhibit (the “Purchase Agreement” and together with the Put Option Agreement and the Amendment defined below, the “Acquisition Agreements”), set forth the terms of a commitment from Innospec to purchase HIBV’s European surfactants manufacturing facilities and related assets for an enterprise value of $225 million.

On October 25, 2016, having previously exercised its option under the Put Option Agreement, HIBV entered into the Purchase Agreement with Innospec. Pursuant to the terms of the Acquisition Agreements: (i) HIBV will retain its accounts receivable and certain trade payables, (ii) the purchase price will be subject to additional working capital and other adjustments, (iii) Innospec, following satisfaction of closing conditions referred to below, will acquire HIBV’s manufacturing facilities located in Saint-Mihiel, France; Castiglione delle Stiviere, Italy; and Barcelona, Spain, and (iv) Innospec or an affiliate thereof will enter into supply and long-term tolling arrangements with a subsidiary of HIBV to allow such subsidiary to continue supplying certain surfactants and other key products to its customers globally (the “Transaction”).

The Acquisition Agreements contain customary representations, warranties, and covenants and provide for indemnification rights with respect to a breach of a representation, warranty or covenant by either party, as well as for other specified matters.

The Transaction is expected to close by the end of the fourth quarter of 2016. The Transaction is subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) the representative bodies consultation processes required by French legislation, (ii) clearance by any applicable competition law authorities, and (iii) the absence of a change that has had or is reasonably likely to have a material adverse effect on the business. The Acquisition Agreements also contain certain customary termination rights for each of HIBV and Innospec.

Amendment to Share and Asset Purchase Agreement

Concurrently with the execution of the Purchase Agreement, HIBV and Innospec also entered into a Deed of Amendment (the “Amendment”) whereby, among other revisions, the date the conditions to closing must be satisfied or waived is changed to January 31, 2017. If the conditions to closing have not been satisfied or waived by such date, the Purchase Agreement may be terminated under certain circumstances.

The foregoing description of the terms of the Acquisition Agreements is qualified in its entirety by reference to such Agreements.

The Purchase Agreement and Amendment are included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company or HIBV. The representations, warranties and covenants contained in the Acquisition Agreements were made only for purposes of such Agreements and as of specific dates, were solely for the benefit of the parties to such Agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Acquisition Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Acquisition Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 9.01  Financial Statements and Exhibits.

(d)         Exhibits.

Number	Description of Exhibits

2.1*

Share and Asset Purchase Agreement, dated as of October 25, 2016 by and between Huntsman Investments (Netherlands) B.V. and Innospec International LTD Deed of Amendment to the Share and Asset Purchase Agreement

2.2	Deed of Amendment to the Share and Asset Purchase Agreement, dated as of October 25, 2016 by and between Huntsman Investments (Netherlands) B.V. and Innospec International LTD

*

Certain schedules to the Share and Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
HUNTSMAN INTERNATIONAL LLC

/s/ Russell R. Stolle
Assistant Secretary

Dated: October 26, 2016

EXHIBIT INDEX

Number	Description of Exhibits

2.1*	Share and Asset Purchase Agreement, dated as of October 25, 2016 by and between Huntsman Investments (Netherlands) B.V. and Innospec International LTD

2.2	Deed of Amendment to the Share and Asset Purchase Agreement, dated as of October 25, 2016 by and between Huntsman Investments (Netherlands) B.V. and Innospec International LTD

*

Certain schedules to the Share and Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.